Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contacts:
Kathryn Quigley	Jacquie Ross
Public Relations	Investor Relations
408-863-2911	408-863-2917
kquigley@borland.com	jross@borland.com

Borland Adds T. Michael Nevens to Board of Directors

SCOTTS VALLEY, Calif. —February 25, 2004 — Borland (Nasdaq NM: BORL) today today announced that T. Michael Nevens has joined the Borland Board of Directors, effective February 24, 2004. The addition of Nevens increases Board membership to eight, all of whom, other than Borland president and CEO Dale L. Fuller, are independent directors.

“We are extremely pleased to welcome Mike Nevens to the Borland Board,” said Dale L. Fuller, president and CEO of Borland. “Mike brings an incredible wealth of knowledge and experience to Borland having worked with technology companies worldwide to make operational improvements in areas such as sales, marketing and R&D. Further, his deep background in technology strategy will provide additional value as we continue to expand upon our ALM strategy. As public companies place renewed emphasis on enriching the overall quality of their boards, we are pleased to add an additional independent director with such strong industry experience, operational knowledge and long-term, strategic vision.”

Nevens served as a director at the McKinsey & Company Silicon Valley office until his retirement in 2002. During his tenure at McKinsey, Nevens was the managing partner of the firm’s Global High Tech Practice, with clients in the computer, software, networking, semiconductor, aerospace and telecommunications industries. Nevens also founded and chaired McKinsey’s IT Vendor Relations Committee, overseeing the use of software tools in the firm’s client work, and served on the board of the McKinsey Global Institute, conducting research on economic issues of interest to executives and policy makers in the U.S., Europe and Asia.

Nevens currently serves as a member of the Board of Directors and Audit Committee of Broadvision, Inc. He received a B.S. from the University of Notre Dame and a M.S. in Industrial Administration from the Krannert School of Purdue University. Nevens is also an Adjunct Professor of Corporate Governance at the Mendoza School of Business at the University of Notre Dame and a member of the school’s advisory board.

About Borland

Borland Software Corporation (Nasdaq NM: BORL) is a world leader in platform independent software development and deployment solutions that are designed to accelerate the entire application development lifecycle. By connecting managers, testers, designers, developers, and implementers in real time, Borland enables enterprises worldwide to define and sustain their competitive advantage. For more information, visit: http://www.borland.com or the Borland Developer Network at http://bdn.borland.com.

All Borland brand and product names are trademarks or registered trademarks of Borland Software Corporation in the United States and other countries. All other marks are the property of their respective owners.

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